Exhibit 99.1


[FIRST                                                        FOR
FEDERAL                                                 IMMEDIATE
BANCSHARES OF ARKANSAS, INC. LOGO]                        RELEASE

1401 Highway 62/65 North         FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                                 Larry J. Brandt/CEO
Harrison, AR  72602                          Tommy Richardson/COO
                                              Sherri Billings/CFO
                                                     870.741.7641



         FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                     ANNOUNCES EARNINGS

Harrison, Arkansas - July 27, 2007 - (NASDAQ GM:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank (the "Bank") announced today that the Corporation's net income amounted to $1.5 million or $0.32 basic earnings per share and $0.32 diluted earnings per share during the second quarter of 2007 compared to net income of $2.3 million or $0.45 basic earnings per share and $0.44 diluted earnings per share during the second quarter of 2006. Earnings for the six months ended June 30, 2007 amounted to $1.7 million or $0.35 basic earnings per share and $0.35 diluted earnings per share compared to earnings of $4.3 million or $0.85 basic earnings per share and $0.83 diluted earnings per share for the same period ended June 30, 2006. Book value or stockholders' equity per share at June 30, 2007, was $15.33.

Larry J. Brandt, CEO for the Corporation said, "Our $1.5 million of net income for the second quarter of 2007 was a significant improvement over our net income for the first quarter of 2007. However, the oversupply of houses and building lots in northwest Arkansas continues to have a negative impact on the economy for the area. In addition, the compression of our net interest margin due to the flat yield curve, competitive pressures and nonaccrual loans has had a negative impact on this quarter's performance. Fortunately, we continue to have strong capital with a strong management team in place to meet these challenges in the future. First Federal Bank was also recognized in the second quarter by the Arkansas Business and Professional Women as the Best Employer for the Year for the state. This is the second year First Federal has received this prestigious honor."

Total assets at June 30, 2007 amounted to $820.5 million, total liabilities were $746.0 million and stockholders' equity totaled $74.5 million or 9.1% of total assets. This compares with total assets of $852.5 million, total liabilities of $776.9 million and stockholders' equity of $75.6 million or 8.9% of total assets at December 31, 2006. At June 30, 2007 compared to December 31, 2006, cash and cash equivalents increased $3.2 million or 9.0%, investment securities held to maturity increased $13.5 million or 22.2%, real estate acquired in settlement of loans ("REO") increased $3.5 million, or 90.5%, and accrued interest receivable increased by $1.1 million or 10.6%. Accrued interest receivable increased primarily due to the increase in the number of days accrued as well as an increase in the loan yield. Net loans receivable decreased by $50.7 million, or 7.3%, primarily due to a decrease in construction loan originations. The decrease in net loans receivable and the increase in REO are related to the oversupply of lots and homes in the Northwest Arkansas market. The $30.9 million or 4.0% decrease in total liabilities was primarily due to a decrease of $28.5 million or 23.7% in Federal Home Loan Bank ("FHLB") of Dallas advances. The funds available from the decrease in net loans receivable were used to repay FHLB advances, as well as purchase


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investment securities and increase our cash position.  Stockholders'
equity decreased during the six months ended June 30, 2007 due to the purchase of 80,526 shares of treasury stock totaling $2.0 million in connection with the Corporation's stock repurchase program and the payment of quarterly cash dividends in the amount of $1.6 million. Such decreases were partially offset by net income in the amount of $1.7 million resulting from continued profitable operations, as well as the issuance of 104,853 shares of treasury stock totaling $324,000 as a result of the exercise of stock options.

Nonperforming assets amounted to $30.8 million or 3.8% of total assets at June 30, 2007, compared to $23.5 million or 2.8% of total assets at December 31, 2006. At June 30, 2007, nonperforming assets consisted primarily of $22.2 million of nonaccrual loans and $7.4 million in real estate owned. The increases in nonaccrual loans and real estate owned were due primarily to single-family speculative construction loans. This increase in nonaccrual single-family speculative construction loans reflects the general slowdown in housing and oversupply of lots and speculative homes in the Bank's Northwest Arkansas market. In turn, certain homebuilder customers of the Bank have experienced extended marketing times for the sales of their speculative homes and inadequate cash flow to service the interest carry on their loans. The allowance for loan losses amounted to $4.3 million at June 30, 2007 or 0.6% of total loans and $2.4 million or 0.3% of total loans at December 31, 2006.

Net interest income, the primary component of net income, decreased from $7.0 million for the three months ended June 30, 2006 to $6.0 million for the three months ended June 30, 2007. Net interest income was $13.9 million for the six months ended June 30, 2006 as compared to $12.2 million for the six months ended June 30, 2007. Net interest margin for the three months and six months ended June 30, 2007 was 3.19% compared to 3.46% and 3.44%, respectively, for the same periods in 2006. The decrease in the net interest margin was due to an increase in our nonaccrual loans and the current interest rate environment and competitive pressures on rates.

The provision for loan losses increased $11,000 to $370,000 for the three month period ended June 30, 2007 compared to $359,000 for the three month period ended June 30, 2006 and increased $1.7 million to $2.3 million for the six month period ended June 30, 2007 compared to $643,000 for the six month period ended June 30, 2006. The increase in the provision for loan losses in the six month comparison period was due primarily to an increase in nonaccrual loans as discussed above and a $1.4 million specific loss allowance on two phases of a subdivision recorded during the first quarter of 2007.

Noninterest income decreased $110,000 or 5.3% to $2.0 million for the three month period ended June 30, 2007 compared to $2.1 million for the same period in 2006 and decreased $563,000 or 12.8% to $3.8 million for the six month period ended June 30, 2007 compared to $4.4 million for the same period in 2006. The decrease in the three month comparison period was primarily due to a decrease in the gain on the sale of loans. The decrease in the six month comparison period was also due to a decrease in the gain on the sale of loans, as well as nonrecurring gains on sales of two properties of approximately $528,000 in the first quarter of 2006. These properties represented excess land and a building adjacent to two existing branches.

Noninterest expenses increased $97,000 or 1.8% to $5.5 million for the three months ended June 30, 2007 compared to $5.4 million for the same period in 2006 and increased $144,000 or 1.3% to $11.5 million for the six months ended June 30, 2007 compared to $11.4 million for the same period in 2006. The increase in the three and six month comparative periods was mainly due to an increase in other expenses related to REO.



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First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, founded in 1934, conducts business from 18 full-service branch locations, one stand-alone loan production office, and 29 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by email at aic@ffbh.com.

                 Financial Tables Attached































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                  FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                          (In thousands of dollars)
                                 (Unaudited)


                                                    June 30,     December 31,
ASSETS                                                2007          2006
                                                  ____________  _____________

Cash and cash equivalents                           $ 38,720      $ 35,518
Investment securities held to maturity                74,217        60,746
Federal Home Loan Bank stock                           4,864         7,089
Loans receivable, net of allowances                  642,406       693,095
Accrued interest receivable                           11,054         9,999
Real estate acquired in settlement of loans, net       7,350         3,858
Office properties and equipment, net                  20,691        20,384
Cash surrender value of life insurance                19,769        19,396
Prepaid expenses and other assets                      1,420         2,390
                                                    ________      ________
  TOTAL ASSETS                                      $820,491      $852,475
                                                    ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits                                            $648,192      $652,265
Federal Home Loan Bank advances                       91,816       120,305
Advance payments by borrowers for
  taxes and insurance                                    344           666
Other liabilities                                      5,608         3,666
                                                    ________      ________
  Total liabilities                                  745,960       776,902

TOTAL STOCKHOLDERS' EQUITY                            74,531        75,573
                                                    ________      ________
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                            $820,491      $852,475
                                                    ========      ========














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                       FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                      CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                          AND RELATED SELECTED OPERATING DATA
                 (In thousands of dollars, except earnings per share)
                                      (Unaudited)

                                          Three Months Ended     Six Months Ended
                                               June 30,              June 30,
                                         ____________________  ____________________
                                           2007        2006       2007       2006
                                         _________  _________  _________  _________
Interest income                           $13,196    $13,737    $26,421    $26,826
Interest expense                            7,150      6,704     14,258     12,891
                                         _________  _________  _________  _________
Net interest income                         6,046      7,033     12,163     13,935
Provision for loan losses                     370        359      2,332        643
                                         _________  _________  _________  _________
Net interest income after
  provision for loan losses                 5,676      6,674      9,831     13,292
Noninterest income                          1,975      2,085      3,839      4,402
Noninterest expenses                        5,475      5,378     11,544     11,400
                                         _________  _________  _________  _________
Income before income taxes                  2,176      3,381      2,126      6,294
Income tax provision                          642      1,106        433      2,034
                                         _________  _________  _________  _________
Net income                                $ 1,534    $ 2,275    $ 1,693    $ 4,260
                                         =========  =========  =========  =========


Earnings Per Share:

  Basic                                   $  0.32    $  0.45    $  0.35    $  0.85
                                         =========  =========  =========  =========

  Diluted                                 $  0.32    $  0.44    $  0.35    $  0.83
                                         =========  =========  =========  =========

Cash Dividends Declared                   $  0.16    $  0.14    $  0.32    $  0.28
                                         =========  =========  =========  =========


Selected Operating Data (Quarter Annualized):
_____________________________________________
Interest rate spread                         3.12%      3.36%      3.12%     3.35%
Net interest margin                          3.19%      3.46%      3.19%     3.44%
Return on average assets                     0.74%      1.04%      0.41%     0.98%
Noninterest expenses to average assets       2.65%      2.46%      2.78%     2.62%
Return on average equity                     8.19%     11.57%      4.49%     10.88%

















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